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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.       )*
                                         ------

                       Rochester Medical Corporation
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 771497104
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5

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CUSIP No. 771497104                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Woodland Partners LLC
          41-1832463
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          Minnesota
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             258,100
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             47,100
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             305,200
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

          305,200 SHARES
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

          5.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

          IA
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                 Page 2 of 5

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ITEM 1.

          (a)  Name of Issuer

               Rochester Medical Corporation

          (b)  Address of Issuer's Principal Executive Offices

               One Rochester Medical Drive
               Stewartville, MN  55976

ITEM 2.

          (a)  Name of Person Filing

               Woodland Partners LLC (the "Company")

          (b)  Address of Principal Business Office or, if None, Residence

               60 South Sixth Street
               Suite 3750
               Minneapolis, Minnesota  55402

          (c)  Citizenship

               The Company is organized in Minnesota

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               771497104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)  / / Broker or Dealer registered under section 15 of the Act

          (b)  / / Bank as defined in section 3(a)(6) of the Act

          (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

          (d) / /Investment Company registered under section 8 of the Investment Company Act

          (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

          (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


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ITEM 4.  OWNERSHIP

         (a)   Amount Beneficially Owned

               305,200 shares

         (b)   Percent of Class

               5.8%

         (c)   Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote

                         258,100

                    (ii) shared power to vote or to direct the vote

                         47,100

                   (iii) sole power to dispose or to direct the disposition of

                         305,200

                    (iv) shared power to dispose or to direct the disposition of

                         0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The Company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


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ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 4, 1998
                                      -------------------------------------
                                                      Date

                                          /S/ RICHARD J. RINKOFF
                                      -------------------------------------
                                                    Signature

                                       Richard J. Rinkoff, Managing Partner
                                      -------------------------------------
                                                    Name/Title


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